Exhibit 99.4

Surna, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations

Year Ended December 31, 2013

	Year Ended December 31, 2013
	(Audited)		Pro Forma (Unaudited)
	Surna	Hydro	Adjustments	Combined

Revenue	$50	$695,031	$-	$695,081
Cost of Sales	-	334,719	-	334,719
Gross Margin	50	360,312	-	360,362

Operating Expenses:
Depreciation Expense	13,332	14,257	-	27,589
Product Development Costs	100	39,985	-	40,085
General and Administrative Expenses	179,774	376,077	-	555,851
Total Operating Expenses	193,206	430,319	-	623,525
Operating Loss	(193,156)	(70,007)	-	(263,163)

Other Income (Expense)
Interest Expense	-	(8,360)	-	(8,360)
Amortization of Debt Discount on Convertible Notes	-	-	-	-
Change in Derivative Liability	-	-	-	-
Loss From Continuing Operations	(193,156)	(78,367)	-	(271,523)

Loss From Discontinued Operations				-
Net Loss	(193,156)	(78,367)	-	(271,523)

Comprehensive loss:
Foreign currency translation loss	(6,946)	-	-	(6,946)
Comprehensive loss:	$(200,102)	$(78,367)	$-	$(278,469)

See accompanying notes to the financial statements

Surna, Inc.

Unaudited Condensed Combined Pro Forma Statement Of Operations

Six Months Ended June 30, 2014

	Six Months Ended June 30, 2014
	(Unaudited)		Pro Forma (Unaudited)
	Surna	Hydro	Adjustments	Combined

Revenue	$346,559	$649,925	$-	$996,484
Cost of Sales	282,606	373,316	-	655,922
Gross Margin	63,953	276,609	-	340,562

Operating Expenses:
Depreciation Expense	5,366	6,167	-	11,533
Product Development Costs	7,768	22,212	-	29,980
General and Administrative Expenses	399,535	510,415	-	909,950
Total Operating Expenses	412,669	538,794	-	951,463
Operating Loss	(348,716)	(262,185)	-	(610,901)

Other Income (Expense)
Interest Expense	(13,633)	(9,166)	-	(22,799)
Amortization of Debt Discount on Convertible Notes	(68,165)	-	-	(68,165)
Change in Derivative Liability	(1,738,141)	-	-	(1,738,141)
Loss From Continuing Operations	(2,168,655)	(271,351)	-	(2,440,006)

Loss From Discontinued Operations	(6,521)	-	-	(6,521)
Net Loss	(2,175,176)	(271,351)	-	(2,446,527)

Comprehensive loss:
Foreign currency translation loss
Comprehensive loss:	$(2,175,176)	$(271,351)	$-	$(2,446,527)

See accompanying notes to the financial statements

SURNA, INC.

NOTES TO CONDENSED PRO FORMA COMBINED

UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information.

The pro forma Combined Unaudited Condensed Financial Statements have been prepared in order to present combined financial position and results of operations of Surna, Inc. (“Surna”) and Hydro Innovations, LLC (“Hydro”) as if the Acquisition had occurred as of June 30, 2014 for the pro forma condensed combined balance sheet and to give effect to the Acquisition by Surna , as if the transaction had taken place at January 1, 2013 for the pro forma condensed combined statement of income for the year ended December 31, 2013 and the six months ended June 30, 2014.

The following pro forma adjustments are incorporated into the pro forma condensed combined balance sheet as of December 31, 2013 and the pro forma condensed combined statement of operations for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

(1)	To record the issuance of a promissory note in the amount of $250,000 to purchase Hydro.

The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total acquisition consideration price was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Acquisition, and historical and current market data. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for Hydro, we may engage a third party independent valuation specialist, however as of the date of this report, the valuation has not been undertaken. The Company has estimated the preliminary purchase price allocations based on historical inputs and data as of June 30, 2014. The preliminary allocation of the purchase price is based on the best information available and is pending, amongst other things: (i) the finalization of the valuation of the fair values and useful lives of property and equipment acquired; (ii) finalization of the valuations and useful lives for intangible assets; (iii) finalization of the valuation of accounts payable and accrued expenses; and (iv) finalization of the fair value of non-cash consideration.

During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company expects the purchase price allocations for the acquisition of Hydro to be completed by the end of the fourth quarter of 2014.

The following table summarizes the preliminary fair values of the Hydro assets acquired and liabilities assumed as of the effective acquisition date of June 30, 2014:

Purchase price:
Promissory Note	$250,000
Liabilities assumed	509,015
Total purchase price	$759,015

Fair value of assets:
Current assets	$96,712
Property and equipment	29,808
Other assets	1,432
Excess-identifiable intangible assets	631,064
Fair value of assets acquired	$759,015

This pro forma adjustments do not reflect the amortization of intangible assets acquired, if any , in the Acquisition.

(2)	To eliminate Hydro accumulated deficit and capital structure